SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                     The Securities and Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 30, 1998



                          GARNET RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)



 Delaware                     0-16621                             74-2421851

(State or Other              (Commission                       (IRS Employer

Jurisdiction of               File Number)                  Identification No.)

 Incorporation)




                     RR 2 Box 4400, Nacogdoches, Texas 75961
                     ---------------------------------------
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (409) 559-9959

         Item 5.  Other Matters

         The registrant and Aviva Petroleum Inc. ("Aviva") signed an Agreement and Plan Of Merger dated June 24, 1998 (the "Merger Agreement"). Under the terms of the Merger Agreement, registrant's stockholders will receive approximately
1.1 million shares of common stock of Aviva. The Merger Agreement also provides for the refinancing of registrant's outstanding debt guaranteed by the Overseas Private Investment Corporation, an agency of the United States Government, and the issuance of approximately 12.9 million shares of Aviva common stock to the holders of registrant's $15 million dollars of 9 1/2% subordinated debentures in exchange for those debentures.

         Registrant's stockholders will receive one (1) share of Aviva common stock for each ten (10) shares of registrant's common stock that they hold. Registrant's stockholders holding less than 1,000 registrant's shares or who would receive fractional shares of Aviva common stock after the exchange will receive cash in the amount of $0.02 for each share of registrant's common stock held. Registrant's stockholders entitled to receive Aviva common stock will be issued one Aviva depositary share for each five (5) shares of Aviva common stock that they receive as a result of the merger. The Aviva depositary shares trade on the American Stock Exchange under the symbol "AVV".

         Completion of the merger transaction is planned to take place during the third quarter of this year and is subject to various contingencies including the execution of a Definitive Credit Agreement and the approval of the transactions contemplated by the Merger Agreement by the stockholders of Aviva and registrant. A Joint Proxy Statement was filed with the Securities and Exchange Commission on Form S-4 on June 29, 1998 and will be sent to the stockholders of both companies when it has been declared effective by the Securities and Exchange Commission.

         Aviva is engaged in the exploration for and development and production of oil and gas in Columbia and offshore in the United States. Aviva's common stock is also quoted on the London Stock Exchange under the symbol "AVP".

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                    Garnet Resources Corporation
                                                    (Registrant)



                                                   BY:
         (Date)                                                      (Name)
                                                                     (Title)